================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO
                           CURRENT REPORT ON FORM 8-K
                       PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934


      Date of Report (Date of earliest event reported)  September 14, 1995


                           REUNION RESOURCES COMPANY
             (Exact name of registrant as specified in its charter)



           DELAWARE                      1-7726                76-0404108
(State or other jurisdiction of    (Commission File No.)    (I.R.S. Employer
incorporation or organization)                            Identification Number)



                            2801 POST OAK BOULEVARD
                                   SUITE 400
                             HOUSTON, TEXAS  77056
                    (Address of principal executive offices)

                                 (713) 627-9277
              (Registrant's telephone number, including area code)


================================================================================

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

  On September 14, 1995 (the "Closing Date"), Reunion Resources Company (the "Registrant" or the "Company") purchased all of the issued and outstanding shares of common stock and preferred stock of Oneida Molded Plastics Corporation ("Oneida"), a New York corporation, from Chatwins Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Chatwins Group, Inc. (collectively referred to as "Chatwins"). Chatwins owns approximately 38% of the common stock of the Company and exercises voting rights over an aggregate of approximately 45% of the Company's Common Stock. Mr. Charles E. Bradley is Chairman, President, Chief Executive Officer and a director of the Company and the Chairman, a director and the majority shareholder of Chatwins. Mr. Thomas L. Cassidy also is a director of the Company and a director of Chatwins. The aggregate purchase price for the shares totaled $3,107,000, which was funded entirely from internal cash reserves of the Company. Oneida's liabilities at the time of acquisition included a $4,268,000 note payable to a bank and
$4,933,000 payable to Chatwins.   The Stock Purchase Agreement between the
Company and Chatwins requires the Company to cause Oneida to repay the indebtedness to Chatwins, plus interest thereon at 10% per annum from September 1, 1995, on or before the second anniversary of the Closing Date, or earlier from the net proceeds, if any, from the sale of the Company's other material assets. The financial terms of the transaction were determined based on Oneida's financial position and results of the operations at and for the six months ended June 30, 1995. The terms of the transaction were approved by the unanimous vote of the directors of the Company with Messrs. Bradley and Cassidy abstaining. Prudential Securities Incorporated acted as financial advisor to the Company in connection with the Oneida transaction and rendered its opinion to the Board of Directors of the Company that the consideration paid by the Company was fair to the Company from a financial point of view. Such opinion is filed as an exhibit to this report.

  Oneida manufactures precision plastic products and provides engineered plastics services. Oneida's principal products consist of components for office equipment, recreational products, computer and other consumer electronics and telecommunications equipment. Oneida operates three injection molding facilities in Oneida and Phoenix, New York and Clayton, North Carolina including two related tooling facilities.

  Oneida was acquired by Chatwins effective April 1, 1994. For the nine months ended December 31, 1994, Oneida had net sales of $23,195,000, operating profit of $742,000 and a pre-tax loss of $95,000. Oneida's unaudited results of operations for the six months ended June 30, 1995, were a net sales of $18,263,000, operating income of $1,479,000 and pre-tax income of $866,000.

  In June, 1995, Chatwins acquired approximately 38% of the Company's outstanding common stock, together with the right to vote an additional 7% of the outstanding common stock. In connection with the transaction two directors of the Registrant resigned and were replaced by two persons who are directors of Chatwins. With this change in the ownership of a significant equity position in the Company, the Company embarked upon a strategy to enter the plastic products manufacturing business. As a result of the acquisition of Oneida, the Company's principal operations are in the plastics industry. The Company is considering additional acquisitions to increase its customer base and expand its product offerings and service capabilities in the plastics industry. In addition, the Company may consider acquisitions in other industries. In conjunction with this new strategic direction, the Company is exploring the sale of its oil and gas operations which, prior to the acquisition of Oneida, represented its primary business. While the Company is in the process of receiving indications of interest from various parties regarding the sale of its oil and gas operations, no understandings or agreements have been entered into as of the date hereof.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     A.  FINANCIAL STATEMENTS OF ONEIDA:
      1. December 31, 1994:
         Reports of Independent Accountants
         Consolidated Balance Sheet at December 31, 1994 (Post-Acquisition)*
           and March 31, 1994 (Pre-Acquisition)*
         Consolidated Statement of Income for the nine months ended
           December 31, 1994 (Post -Acquisition)*, eleven months ended
           March 31, 1994 (Pre-Acquisition)*, and year ended
           April 30, 1993 (Pre-Acquisition)*

         Consolidated Statement of Cash Flows for the nine months ended
           December 31, 1994 (Post-Acquisition)*, eleven months ended March 31, 1994 (Pre-Acquisition)*, and year ended
           April 30, 1993 (Pre-Acquisition)*
         Notes to the Consolidated Financial Statements, December 31, 1994

           (* Refers to Chatwins purchase of Oneida on April 1, 1994.)

      2. June 30, 1995:

         Unaudited Consolidated Condensed Balance Sheet at June 30, 1995 Unaudited Consolidated Condensed Statement of Income for the six months ended June 30, 1995 and 1994
         Unaudited Consolidated Condensed Statement of Cash Flows for the six
           months ended June 30, 1995 and 1994
         Notes to the Unaudited Consolidated Condensed Financial Statements,
           June 30, 1995

     B.  PRO FORMA FINANCIAL INFORMATION OF THE COMPANY AND ONEIDA COMBINED:

         Unaudited Pro Forma Consolidated Condensed Balance Sheet, as of
           June 30, 1995
         Unaudited Pro Forma Consolidated Condensed Statement of Operations, for
           the year ended December 31, 1994
         Unaudited Pro Forma Consolidated Condensed Statement of Operations, for
           the six months ended June 30, 1995
         Notes to Unaudited Pro Forma Consolidated Condensed Financial
           Statements

     C.  EXHIBITS


  Exhibit No.                    Description
  -----------                    -----------

  10.44         Stock Purchase Agreement dated September 14, 1995, between
                Reunion Resources Company and Chatwins Holdings, Inc., relating to the purchase of Oneida Molded Plastics Corporation.

  10.45         Letter Agreement between Chatwins Group, Inc. and Reunion
                Resources Company dated September 14, 1995.

   23.1         Consent of Independent Accountants

   99.1         Opinion of Prudential Securities Incorporated


REPORT OF INDEPENDENT ACCOUNTANTS (POST-ACQUISITION)

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF ONEIDA MOLDED PLASTICS CORPORATION

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Oneida Molded Plastics Corporation and its subsidiary (collectively, Oneida), a wholly-owned subsidiary of Chatwins Group, Inc. (Chatwins), at December 31, 1994, and the results of their operations and their cash flows for the nine months ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Oneida's and Chatwins' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the accompanying financial statements, effective April 1, 1994, all of Oneida's outstanding stock was acquired by Chatwins in a transaction that Chatwins is accounting for under the purchase method. As this transaction resulted in Oneida becoming wholly-owned by Chatwins, a new basis of accounting for Oneida was established. This new basis of accounting has been "pushed-down" to Oneida's accompanying consolidated balance sheet at December 31, 1994, and the related consolidated statements of income and cash flows for the nine months ended December 31, 1994 and, therefore, such consolidated statements are not comparable to prior years.

As discussed in Notes 1, 3, 7 and 10 to the accompanying financial statements, Oneida is a wholly-owned subsidiary of Chatwins and has engaged in various transactions and has established certain relationships with Chatwins and its affiliates and shareholders. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.



Price Waterhouse LLP
600 Grant Street
Pittsburgh, Pennsylvania 15219
August 22, 1995

REPORT OF INDEPENDENT ACCOUNTANTS (PRE-ACQUISITION)

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF ONEIDA MOLDED PLASTICS CORPORATION

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Oneida Molded Plastics Corporation and its subsidiary (collectively, Oneida), a wholly-owned subsidiary of Chatwins Group, Inc. (Chatwins), at March 31, 1994, and the results of their operations and their cash flows for the eleven months ended March 31, 1994, and year ended April 30, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Oneida's and Chatwins' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the accompanying financial statements, effective April 1, 1994, all of Oneida's outstanding stock was acquired by Chatwins in a transaction that Chatwins is accounting for under the purchase method. The accompanying consolidated balance sheet at March 31, 1994 and related consolidated statements of income and cash flows for the eleven months ended March 31, 1994, and year ended April 30, 1993, have been prepared on the basis of accounting used by Oneida prior to this transaction.

As discussed in Notes 1, 3, 7 and 10 to the accompanying financial statements, Oneida has engaged in various transactions and has established certain relationships with affiliates and shareholders. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

As discussed in Note 2 to the accompanying financial statements, on May 1, 1993, Oneida adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes".



Price Waterhouse LLP
600 Grant Street
Pittsburgh, Pennsylvania 15219
August 22, 1995

                      ONEIDA MOLDED PLASTICS CORPORATION
              (A WHOLLY-OWNED SUBSIDIARY OF CHATWINS GROUP, INC.)

CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                          (POST-ACQUISITION)     (PRE-ACQUISITION)
                                          AT DECEMBER 31, 1994   AT MARCH 31, 1994
----------------------------------------------------------------------------------
  ASSETS:
Cash                                                   $     -             $     -
Accounts receivable (net of allowance
 for doubtful accounts of $249 and $143)
   (note 2)                                              3,656               3,515
Inventories (notes 2 and 4)                              2,601               2,065
Customer tooling-in-process (note 2)                     1,591               1,130
Prepaid and other current assets                            22                  36
----------------------------------------------------------------------------------
  Total current assets                                   7,870               6,746
Plant and equipment (net of accumulated
  depreciation of $368 and $7,947)
   (notes 2 and 5)                                       5,458               2,417
Goodwill (net of accumulated
 amortization of $159) (notes 2 and 3)                   3,023                   -
Other noncurrent assets                                     33                  53
----------------------------------------------------------------------------------
  Total assets                                         $16,384            $  9,216
==================================================================================

  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Current portion of long-term debt (note 7)             $ 4,382            $  5,738
Current portion of long-term debt,
 related parties (note 7)                                  866               1,134
Accrued interest payable, related
 parties (note 7)                                           37                 312
Accounts payable                                         3,097               2,942
Advances from customers (note 2)                         2,205               1,647
Other current liabilities (note 6)                       1,981               1,939
----------------------------------------------------------------------------------
  Total current liabilities                             12,568              13,712
Long-term debt (note 7)                                    637                 477
Long-term debt, related parties (note 7)                 3,232                   -
Accrued fees, related parties (note 10)                     41                 638
----------------------------------------------------------------------------------
  Total liabilities                                     16,478              14,827
----------------------------------------------------------------------------------

Contingent liabilities and commitments  (note 14)            -                   -

  SHAREHOLDERS' EQUITY (DEFICIT) (NOTES 3 AND 8):
Preferred stock, $100 par value (35,000
 shares authorized, 25,000 issued and
   outstanding)                                              -                   -
Common stock, $100 par value (2,500 shares
  authorized, 601 shares issued and
   outstanding)                                              1                  60
Paid-in capital                                              -              23,389
Accumulated deficit                                        (95)            (29,060)
----------------------------------------------------------------------------------
  Total shareholders' deficit                              (94)             (5,611)
----------------------------------------------------------------------------------
  Total liabilities and shareholders' deficit          $16,384            $  9,216
==================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      ONEIDA MOLDED PLASTICS CORPORATION
              (A WHOLLY-OWNED SUBSIDIARY OF CHATWINS GROUP, INC.)

CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS)


                                     (POST-ACQUISITION)  (PRE-ACQUISITION)   (PRE-ACQUISITION)
                                     NINE MONTHS ENDED  ELEVEN MONTHS ENDED    YEAR ENDED
                                     DECEMBER 31, 1994    MARCH 31, 1994      APRIL 30, 1993
----------------------------------------------------------------------------------------------
Net sales (note 2)                        $ 23,195              $ 26,031          $ 30,861
Cost of sales                              (19,695)              (22,499)          (26,277)
----------------------------------------------------------------------------------------------
  Gross profit                               3,500                 3,532             4,584

Selling, general and administrative
 (note 10)                                  (2,758)               (3,008)           (5,150)
----------------------------------------------------------------------------------------------
  Operating profit (loss)                      742                   524              (566)
Interest expense (note 7)                     (714)                 (792)             (818)
Other income (expense), net (note 9)          (123)                    8               134
----------------------------------------------------------------------------------------------
  Loss before taxes                            (95)                 (260)           (1,250)
Income taxes (note 12)                           -                     -                 -
----------------------------------------------------------------------------------------------
  Net loss                                $    (95)             $   (260)         $ (1,250)
==============================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      ONEIDA MOLDED PLASTICS CORPORATION
              (A WHOLLY-OWNED SUBSIDIARY OF CHATWINS GROUP, INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)


                                      (POST-ACQUISITION) (PRE-ACQUISITION)   (PRE-ACQUISITION)
                                      NINE MONTHS ENDED  ELEVEN MONTHS ENDED   YEAR ENDED
                                      DECEMBER 31, 1994  MARCH 31, 1994       APRIL 30, 1993
------------------------------------------------------------------------------------------
  Operating Activities:
Net loss                                  $   (95)              $  (260)           $(1,250)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
    Depreciation                              368                   574                819
    Amortization of goodwill                  159                     -                  -
    Provision for losses on accounts          106                    67                  -
     receivable
    Provision for obsolete and excess           -                    74                  -
     inventories
    Gain on sales of assets                   (19)                   (8)                (6)
      Changes in assets and liabilities:
          Accounts receivable                (247)                  415               (151)
          Inventories                        (536)                 (287)               (21)
          Customer tooling-in-process        (461)                1,043               (947)
          Prepaid and other current
           assets                              14                    38                (52)
          Accounts payable                    155                  (152)              (110)
          Other current liabilities          (363)                  474               (118)
          Advances from customers             558                  (934)             1,419
          Other noncurrent assets and
           accrued fees                      (577)                  (37)               288
------------------------------------------------------------------------------------------
Net cash provided by (used in)
 operating activities                        (938)                1,007               (129)
------------------------------------------------------------------------------------------
  Investing Activities:
Capital expenditures                         (315)                 (262)              (231)
Proceeds from sales of assets                  33                     8                 12
Loans to parent companies                       -                     -                783
------------------------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                        (282)                 (254)               564
------------------------------------------------------------------------------------------
  Financing Activities:
Net change in revolving credit facility
 borrowings                                   227                  (173)               555
Advances from Chatwins Group, Inc.          3,727                     -                  -
Proceeds from issuances of debt               418                 1,075                336
Repayments of debt                         (3,152)               (1,655)            (1,326)
------------------------------------------------------------------------------------------
Net cash provided by (used in)
 financing activities                       1,220                  (753)              (435)
------------------------------------------------------------------------------------------
Increase (decrease) in cash                     -                     -                  -
Cash at beginning of period                     -                     -                  -
------------------------------------------------------------------------------------------
Cash at end of period                     $     -               $     -          $       -
==========================================================================================
  NONCASH FINANCING AND INVESTING
   ACTIVITY:
INCREASE IN CAPITAL LEASE ASSETS AND
 OBLIGATIONS                              $   111               $     -          $       -
==========================================================================================
  SUPPLEMENTAL DISCLOSURES:
CASH PAID FOR INTEREST                    $   596               $   561          $     823
==========================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                      ONEIDA MOLDED PLASTICS CORPORATION
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BASIS OF PRESENTATION

Oneida Molded Plastics Corporation (Oneida) is a wholly-owned subsidiary of Chatwins Group, Inc. (Chatwins) and is a distinct legal entity. Chatwins is incorporated in the state of Delaware. Oneida is incorporated in the state of New York.

Oneida was acquired by Chatwins for $251 in a stock purchase effective April 1, 1994 (the Acquisition). See note 3. Prior to April 1, 1994, Oneida was a wholly-owned subsidiary of Oneida Products Corporation (OPC). In June 1988, all of the outstanding common stock of OPC was acquired by Oneida Products Acquisition Corporation (OPAC), a wholly-owned subsidiary of Texon Energy Corporation (Texon). Charles E. Bradley, Sr. (Mr. Bradley) is a director, the President and the acting Chief Financial Officer of Texon. Mr. Bradley is also the President and a principal of Stanwich Partners, Inc. (SPI), the President of Stanwich Oil & Gas, Inc. (SOG), and the Chairman of the Board and majority shareholder of Chatwins. At December 31, 1994, the principals of SPI beneficially owned approximately 90% of the outstanding common stock of Chatwins. Subsequent to the Acquisition, Oneida's fiscal year-end was changed from April 30 to December 31.

Oneida manufactures high volume, precision plastic products and provides engineered plastics services. Oneida also designs and produces injection molded parts and provides secondary services such as hot stamping, ultrasonic welding, printing, painting and assembly of such products. Oneida's principal products consist of specially designed and manufactured components for office equipment, office furniture, recreational products, computer parts, consumer electronics and telecommunications equipment. Oneida also designs and builds custom molds at its tool shops in order to produce component parts for specific customers. Oneida's operations are conducted from five facilities; three injection molding and administrative facilities located in Oneida, NY, Phoenix, NY and Clayton, NC, and two tooling facilities located in Phoenix, NY and Clayton, NC. The Oneida, NY facility and the tooling facility in Phoenix, NY are owned by Oneida. The remaining facilities are leased.

Historically, Oneida's results of operations have been included in the consolidated U.S. federal income tax returns of its parent companies. The income tax related information in these statements has been calculated as if Oneida had not been eligible to be included in the consolidated tax returns of its parent (i.e., Oneida on a stand-alone basis). The calculation of current and deferred taxes required certain assumptions, allocations and estimates which management believes are reasonable to accurately reflect the tax reporting for Oneida as a stand-alone taxpayer.

As noted above, Chatwins acquired all of Oneida's outstanding stock effective April 1, 1994. Chatwins accounted for the Acquisition under the purchase method, which has been "pushed-down" and is the basis of accounting used for Oneida's consolidated financial statements at and for the nine months ended December 31, 1994. Accordingly, a solid black line has been inserted throughout this report separating the financial information at and for the nine months ended December 31, 1994 from the financial information prior to April 1, 1994 since they are not prepared on comparable bases of accounting.

These consolidated financial statements have been prepared by Oneida and Chatwins management in conformity with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the consolidated financial position of Oneida at December 31, 1994 (post-acquisition) and March 31, 1994 (pre-acquisition), and the results of its operations and its cash flows for the nine months ended December 31, 1994 (post-acquisition), eleven months ended March 31, 1994 (pre-acquisition), and year ended April 30, 1993 (pre-acquisition).

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CONSOLIDATION

These consolidated financial statements include the accounts of Oneida and its wholly-owned subsidiary, Oneida Molded Plastics of North Carolina, after elimination of all significant intercompany accounts and transactions between Oneida and its subsidiary.

REVENUE RECOGNITION, ADVANCES FROM CUSTOMERS AND CUSTOMER TOOLING-IN-PROCESS

Oneida designs and manufactures most of its products by injection molding to customer specifications. In most cases, Oneida obtains a contract to produce a specified number of custom designed products using custom built molds. The customer either provides its own molds, or has Oneida design and build the molds or obtain them from a third-party supplier. In either case, generally the customer owns the molds. Contracts are usually not long-term and revenue is recognized as products are delivered and services are provided to customers.

Revenues and costs associated with the production of customer tools are deferred until the tools are completed and delivered to the customer. These revenue and cost deferrals are classified as advances from customers and customer tooling-in-process, respectively, in these consolidated financial statements.

CONCENTRATIONS OF CREDIT RISK AND SALES TO MAJOR CUSTOMER

Oneida's customers are primarily engaged in the manufacture of office equipment and consumer products.

For the nine months ended December 31, 1994, eleven months ended March 31, 1994, and year ended April 30, 1993, Oneida had sales to a single customer which represented 51%, 48% and 52%, respectively, of consolidated net sales. At December 31, 1994 and March 31, 1994, approximately 48% and 45%, respectively, of accounts receivable were from this single customer.

Accounts receivable at December 31, 1994 and March 31, 1994 included no significant geographic concentrations of credit risk. Oneida performs ongoing credit evaluations of its customers and generally does not require collateral.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Work-in-process and finished goods include material costs, labor costs and manufacturing overhead.

PLANT AND EQUIPMENT

Through March 31, 1994, plant and equipment was recorded at cost. In connection with the Acquisition, effective April 1, 1994, the assets comprising Oneida's plant and equipment were adjusted to their estimated fair market values on that date. See note 3. Fair market value was based on estimates included in an independent appraisal. Subsequent to April 1, 1994, additions to plant and equipment were recorded at cost.

Plant and equipment is depreciated using the straight-line method over the estimated useful lives of individual assets or asset groups. Expenditures for additions and improvements are capitalized. See note 5.

GOODWILL

Goodwill recorded as a result of the Acquisition is being amortized using the straight-line method over 15 years.

Oneida regularly evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or the carrying value of goodwill may not be recoverable. In evaluating goodwill for possible impairment, Oneida uses an estimate of undiscounted future cash flows over the goodwill's remaining estimated useful life. Should this analysis indicate that goodwill is impaired, Oneida would write-down its carrying value to fair market value.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

CHANGE IN ACCOUNTING PRINCIPLE

On May 1, 1993, Oneida adopted Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes." This statement requires measurement and recognition of a deferred tax asset for deductible temporary differences and operating loss and tax credit carryforwards, as well as a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. A deferred tax liability generally is recognized for all taxable temporary differences. See note 12.


NOTE 3:  THE CHATWINS ACQUISITION

Effective April 1, 1994, Chatwins acquired all of the outstanding stock of Oneida from OPC for $251. At the time of the Acquisition, the controlling shareholders of Chatwins directly and indirectly owned approximately 16% of Oneida's issued and outstanding common stock. Except for the related-party interests in Oneida, which were accounted for at the historical costs of the assets and liabilities, Chatwins accounted for the Acquisition under the purchase method. Accordingly, on April 1, 1994, the carrying values of Oneida's assets and liabilities were adjusted to their estimated fair market values, Oneida's paid-in capital and retained deficit were eliminated, and the excess of liabilities assumed over assets acquired was recorded as goodwill. See notes 2, 5 and 8.

Contemporaneously with the Acquisition, Oneida assumed $2,500,000 of OPAC indebtedness, of which $1,602,000 was converted at par to preferred stock. Of the remaining OPAC debt assumed by Oneida totalling $898,000, $392,000 represented debt payable to SPI, $40,000 represented debt payable to an officer of Oneida, and $466,000 was payable to a former owner of Oneida. Additionally, Oneida debt and related accrued interest to SOG totalling $898,000 was converted at par to preferred stock. See note 8.

In connection with the Acquisition and the exchange of debt for preferred stock, described above, Signal Capital Corporation (Signal) released its security interest in Oneida's common stock and entered into a Deferred Payments Agreement
(DPA) with Oneida and Chatwins wherein Oneida is obligated to pay to Signal, 50% of its consolidated earnings before taxes, as defined in the DPA, in excess of $750,000 for each of the five calendar years ended December 31, 1994 through December 31, 1998, and 20% of the net proceeds of any sales of Oneida's capital stock in any public offering through December 31, 1998. Through December 31, 1994, no amounts have been paid or are due to Signal under the DPA.

Additionally, Congress Financial Corporation (Congress), under its loan agreements with Oneida, consented to the change of control resulting from the Acquisition and reduced its credit line of $8 million to $5 million. See note 7.

Immediately after the Acquisition, Chatwins advanced $1,000,000 to Oneida pursuant to its agreement to advance up to $2,100,000 to Oneida from time-to-time through December 31, 1994. Oneida used $800,000 of this initial advance to repay a portion of a note due to General Electric (GE) Corporation (Old GE Note) and the remainder to pay certain GE trade payables. The remaining $687,000 of the Old GE Note was replaced by a new note (New GE Note) and Signal was released from its guarantor obligation under the Old GE Note. The New GE Note is guaranteed by SPI and Mr. Bradley.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4:  INVENTORIES
INVENTORIES
(in thousands)

----------------------------------------------------------------------------------
                                           (POST-ACQUISITION)    (PRE-ACQUISITION)
                                          AT DECEMBER 31, 1994   AT MARCH 31, 1994
----------------------------------------------------------------------------------
Raw materials                                           $1,467             $ 1,175
Work-in-process                                            990                 737
Finished goods                                             144                 153
----------------------------------------------------------------------------------
  INVENTORIES                                           $2,601             $ 2,065
==================================================================================

NOTE 5:  PLANT AND EQUIPMENT
PLANT AND EQUIPMENT
(in thousands)

----------------------------------------------------------------------------------
                                          (POST-ACQUISITION)     (PRE-ACQUISITION)
                                          AT DECEMBER 31, 1994   AT MARCH 31, 1994
----------------------------------------------------------------------------------
Machinery and equipment                                 $3,912             $ 7,684
Buildings and improvements                               1,818               2,579
Land and improvements                                       96                 101
----------------------------------------------------------------------------------
  Plant and equipment                                    5,826              10,364
Accumulated depreciation                                  (368)             (7,947)
----------------------------------------------------------------------------------
  PLANT AND EQUIPMENT, NET                              $5,458             $ 2,417
==================================================================================

Plant and equipment at December 31, 1994 included various machinery and equipment under capital leases with a net book value of $811,000. Such machinery and equipment secures Oneida's obligations under capital leases. In connection with the Acquisition, the assets comprising Oneida's plant and equipment were adjusted to their estimated fair market values as of April 1, 1994, resulting in an increase in plant and equipment, net, of approximately $3.0 million. See notes 2 and 3.

NOTE 6:  OTHER CURRENT LIABILITIES
OTHER CURRENT LIABILITIES
(in thousands)

----------------------------------------------------------------------------------
                                          (POST-ACQUISITION)     (PRE-ACQUISITION)
                                          AT DECEMBER 31, 1994   AT MARCH 31, 1994
----------------------------------------------------------------------------------
Accrued wages, vacations and other                      $  669             $   575
 benefits (note 11)                                        680                 799
Accrued pension costs (note 11)                             41                  50
Accrued interest payable (note 7)                          591                 515
Other
----------------------------------------------------------------------------------
  OTHER CURRENT LIABILITIES                             $1,981             $ 1,939
==================================================================================

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7:  LONG-TERM DEBT

The following table sets forth Oneida's related- and third-party long-term debt for the periods presented:

LONG-TERM DEBT
(in thousands)

                                           (POST-ACQUISITION)   (PRE-ACQUISITION)
                                          AT DECEMBER 31,1994   AT MARCH 31, 1994
---------------------------------------------------------------------------------
     Third-party:
Revolving credit facility (1)                          $2,922              $2,695
Term loans payable (1)                                    787               1,201
Note payable to General Electric
 Company (2)                                              264               1,487
Other (3)                                               1,046                 832
---------------------------------------------------------------------------------
  Total third-party debt                                5,019               6,215
---------------------------------------------------------------------------------
     Related-party:
Advances from Chatwins (4)                              3,727                   -
Note payable to Stanwich Oil & Gas,
 Inc. (5)                                                   -                 634
Loans from other related parties (6)                      371                 500
---------------------------------------------------------------------------------
  Total related-party debt                              4,098               1,134
---------------------------------------------------------------------------------
  Total debt (7)                                        9,117               7,349
---------------------------------------------------------------------------------
     Less amounts due within twelve months:
Third-party                                             4,382               5,738
Related-party                                             866               1,134
---------------------------------------------------------------------------------
  Total amounts due within twelve months                5,248               6,872
---------------------------------------------------------------------------------
     Total long-term debt:
Third-party                                               637                 477
Related-party                                           3,232                   -
---------------------------------------------------------------------------------
  Total long-term debt                                 $3,869              $  477
=================================================================================

(1) On August 12, 1991, Oneida and its subsidiaries obtained a financing facility of up to $8,000,000 from Congress. This facility consisted of term loans of $2,750,000, and revolving loans with an initial maximum of $5,250,000 based on the value, as defined, of Oneida's accounts receivable and inventory. In connection with the Acquisition, the maximum availability under this facility was reduced to $5,000,000, consisting of an initial term loan of $3,000,000, and an initial revolving loan maximum of $2,000,000. Subject to the availability of collateral, the revolving loans generally increase as the term loans are paid down. Interest on the revolving and term loans is Congress' prime rate plus 2.5%, subject to an additional 3% default increment. In addition, there is an annual facility fee of $50,000 and quarterly audit fees as defined. The loans are secured by substantially all of Oneida's assets and are subject to early termination fees. The initial term of this facility was three years, from August 12, 1991 through August 12, 1994, with one-year renewals thereafter absent termination notification at least sixty days prior to a renewal anniversary. As Oneida had not received any such notification at least sixty days prior to August 12, 1995, the facility has been extended to August 12, 1996.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

     At December 31, 1994 and March 31, 1994, Oneida was not in compliance with certain financial covenants contained in the loan agreement with Congress relating to maintaining specific minimum levels of working capital. Accordingly, borrowings under these loan facilities are classified as current at the aforementioned dates.

(2) The Old GE Note in the amount of $1,487,000 was due December 1992. During 1992, Oneida renegotiated the interest rate terms and reduced the monthly payments to $37,500. The due date of the Old GE Note was extended to December 1993. Subsequent to the Acquisition, Chatwins advanced funds to Oneida to pay down $800,000 of this note and the remaining $687,000 was restructured into the New GE Note. The New GE Note bears interest at 7% per annum.

(3) Other third-party debt includes capital lease obligations, economic development loans, small business loans and an obligation to a former owner for his agreement not to compete. Some of these obligations are secured by equipment or other assets of Oneida. These obligations vary in terms and conditions and bear rates of interest ranging from 5% to 19% at December 31, 1994.

(4) Subsequent to the Acquisition, Chatwins made advances to Oneida totalling $3.7 million through December 31, 1994. Oneida used $1 million of such advances from Chatwins to repay a portion of the Old GE Note and certain GE trade payables. The remainder was used for working capital and the repayment of certain related-party payables. These advances bear interest at 7.5% per annum. Through December 31, 1994, interest expense included in the advances totalled $141,000.

(5) In conjunction with the Acquisition, the note payable to SOG of $634,000 and related interest payable, which was originally due on August 12, 1994, was exchanged for preferred stock.

(6) In conjunction with the Acquisition, the related-party loans from Mr. Bradley and SPI which existed at March 31, 1994 were restructured into non-interest bearing notes, which were subordinated to the Congress debt, and $432,000 of additional loans, payable to SPI and an officer of Oneida, were assumed. Congress permitted Oneida to repay all of the existing March 31, 1994 loans during the nine months ended December 31, 1994. Accordingly, such amounts were classified as current debt at March 31, 1994. At December 31, 1994, loans from other related parties included a non-interest bearing note payable of $347,000 and a $24,000 note payable which bears interest at 9% per annum.

(7) Maturities of long-term debt, including the principal portions of obligations under capital leases, during the next five years and thereafter as of December 31, 1994 were as follows: 1995 - $5,248,000; 1996 -
     $1,021,000; 1997 - $862,000; 1998 - $793,000; 1999 - $775,000; thereafter -
     $418,000.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8:  SHAREHOLDERS' EQUITY (DEFICIT)
SHAREHOLDERS' EQUITY (DEFICIT)
(in thousands)


                                  PREFERRED            COMMON              PAID-IN              ACCUMULATED
                                    STOCK              STOCK               CAPITAL                DEFICIT               TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Balances at April 30, 1992       $  -                   $60               $23,389               $(27,550)           $(4,101)
  Activity for the year ended
   April 30, 1993:
Net loss                            -                     -                     -                 (1,250)            (1,250)
----------------------------------------------------------------------------------------------------------------------------------
Balances at April 30, 1993          -                    60                23,389                (28,800)            (5,351)
   Activity for the eleven
    months ended March 31,
    1994:
Net loss                            -                     -                     -                   (260)              (260)
----------------------------------------------------------------------------------------------------------------------------------
Balances at March 31, 1994       $  -                   $60               $23,389               $(29,060)           $(5,611)
==================================================================================================================================
Balances at April 1, 1994        $  -                   $ 1               $     -               $      -            $     1
  Activity for the nine
   months ended December 31,
   1994:
Net loss                            -                     -                     -                    (95)               (95)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,
 1994                            $  -                   $ 1               $     -               $    (95)           $   (94)
==================================================================================================================================

As discussed in note 3, Oneida issued preferred stock contemporaneously with the Acquisition. The preferred stock has a par value of $100 per share and a total of 25,000 shares were issued. Cumulative dividends accrue on the preferred stock at $7 per share per annum. No dividends have been declared since their issuance. Dividends in arrears totalled $131,000 at December 31, 1994. Holders of the preferred stock have no voting rights. However, in the event of Oneida's voluntary or involuntary liquidation, the holders are entitled to $100 per share, or a total liquidation value of $2,500,000, plus accrued dividends.

The carrying values of Oneida's common and preferred stocks at April 1, 1994 and December 31, 1994 reflect Chatwins' bases as the post-acquisition accounting has been "pushed-down" to these financial statements. See note 1.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9:  OTHER INCOME (EXPENSE), NET
OTHER INCOME (EXPENSE), NET
(in thousands)


                                                                       (POST-ACQUISITION)    (PRE-ACQUISITION)    (PRE-ACQUISITION)
                                                                       NINE MONTHS ENDED     ELEVEN MONTHS ENDED  YEAR ENDED
                                                                       DECEMBER 31, 1994     MARCH 31, 1994       APRIL 30, 1993
----------------------------------------------------------------------------------------------------------------------------------
Amortization of goodwill                                                         $  (159)           $   -            $  -
Royalty and management fee income                                                     35                -              56
Reserve adjustment                                                                     -                -              48
Gain on sales of assets                                                               19                8               6
Interest income                                                                        4               12               6
Other, net                                                                           (22)             (12)             18
----------------------------------------------------------------------------------------------------------------------------------
  OTHER INCOME (EXPENSE), NET                                                    $  (123)            $  8            $134
==================================================================================================================================

NOTE 10:  RELATED-PARTY TRANSACTIONS

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended April 30, 1993, approximately $865,000 of advances receivable from Texon and its subsidiaries were written-off and are included in selling, general and administrative expenses. No advances between Oneida and Texon were made subsequent to April 30, 1993.

GUARANTEES

Through the years, SPI and/or Mr. Bradley have guaranteed and provided collateral for various indebtedness of Oneida.

Through December 1994, Mr. Bradley was entitled to a guarantee fee from Oneida in connection with his guarantee in August 1991 of up to $2.0 million of Congress loans. The amount of the fee was calculated as 5% per year of the amount of the loans guaranteed.

Through December 1994, SPI or Mr. Bradley were entitled to fees from Oneida in connection with their guarantees of the Old and New GE Notes. The amount of the fee was calculated as 2.5% per year of the principal amount of such notes.

At December 31, 1994 and March 31, 1994, $28,000 and $191,000, respectively, of the above guarantee fees were accrued and unpaid. During the nine months ended December 31, 1994, Oneida accrued $78,000 of additional guarantee fees and paid $241,000 of such fees.

CREDIT SUPPORT FEE

In connection with a stock pledge agreement between Oneida, SOG and Signal, wherein SOG pledged its legal and beneficial holdings of the common stock of another corporation in support of Oneida's borrowings from Signal, from April 1990 through December 1993, SOG was entitled to a credit support fee from Oneida. The amount of the fee was $75,000 annually. During the nine months ended December 31, 1994, Oneida paid the credit support fees in full, which totalled $277,000.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

CONSULTING FEE

Prior to April 1994, SPI was entitled to a fee from Oneida in return for consulting services provided to Oneida. The amount of the fee was $50,000 annually. At December 31, 1994 and March 31, 1994, $13,000 and $170,000,
respectively, of such consulting fees were accrued and unpaid. During the nine months ended December 31, 1994, Oneida paid $157,000 of the consulting fees.

BALANCE SHEET CLASSIFICATIONS

At December 31, 1994 and March 31, 1994, all indebtedness to SPI and Mr. Bradley for interest and guarantee and consulting fees were classified as noncurrent liabilities as they were subordinated to Oneida's obligations to Congress and could not be paid prior to satisfaction of such obligations, absent Congress' permission.

NOTE 11:  EMPLOYEE BENEFITS

PENSIONS

Oneida sponsors a defined benefit pension plan which covers substantially all Oneida employees. Benefits under the pension plan are based on years of service and average compensation for the five highest consecutive years. Annually, Oneida contributes the minimum amount required by applicable regulations. Assets of the pension plan are principally invested in fixed income and equity securities. Contributions are intended to provide for benefits attributed to employees' service to-date and for those benefits expected to be earned from future service. The following table sets forth the net periodic pension cost for the periods presented:


NET PERIODIC PENSION COST
(IN THOUSANDS)


                                 (POST-ACQUISITION)   (PRE-ACQUISITION)    (PRE-ACQUISITION)
                                  NINE MONTHS ENDED  ELEVEN MONTHS ENDED      YEAR ENDED
                                  DECEMBER 31, 1994     MARCH 31, 1994      APRIL 30, 1993
-------------------------------------------------------------------------------------------
Service cost                               $ 93                 $ 144               $190
Interest cost on projected benefit
 obligation                                  64                    90                 74
Net amortization and deferral of gains
 and losses                                  (4)                   21                 14
Actual return on plan assets                (47)                 (117)               (75)
-------------------------------------------------------------------------------------------
  Net periodic pension cost                $106                 $ 138               $203
===========================================================================================

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table sets forth the funded status of the pension plan as of the periods presented based on the most recent actuarial valuation, which was September 30, 1994:

FUNDED STATUS OF DEFINED BENEFIT PENSION PLAN
(in thousands)


                                         (POST-ACQUISITION)    (PRE-ACQUISITION)
                                         AT DECEMBER 31, 1994  AT MARCH 31, 1994
--------------------------------------------------------------------------------
Accumulated benefit obligation                     $1,124               $  890
Effect of projected future
 compensation levels                                  843                  584
--------------------------------------------------------------------------------
  Projected benefit obligation for
   service rendered to date                         1,967                1,474
Plan assets at fair value                           1,209                1,044
--------------------------------------------------------------------------------
  Projected benefit obligation in
   excess of plan assets                              758                  430

Unrecognized net obligation                             -                  287
Unrecognized prior service cost                         -                  133
Unrecognized net gain                                 (78)                 (51)
--------------------------------------------------------------------------------
  Accrued pension cost (note 6)                    $  680               $  799
================================================================================

The following table sets forth the actuarial assumptions used to develop the net periodic pension costs for the periods presented:

ACTUARIAL ASSUMPTIONS


                                         (PRE-ACQUISITION)
                      (POST-ACQUISITION)    ELEVEN MONTHS   (PRE-ACQUISITION)
                      NINE MONTHS ENDED             ENDED          YEAR ENDED
                      DECEMBER 31, 1994     MARCH 31, 1994     APRIL 30, 1993
------------------------------------------------------------------------------
Discount rate                   7.50%                8.50%               8.50%
Expected rate of return on
 plan assets                    9.00%                9.00%               9.00%
Assumed compensation rate
 increase                       4.00%                4.00%               4.00%
==============================================================================


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Oneida does not sponsor, contribute to, or participate in any postretirement benefit plans other than the defined benefit pension plan discussed previously.

POSTEMPLOYMENT BENEFITS

Other than unemployment compensation benefits required by law, Oneida does not provide postemployment benefits to former or inactive employees. The estimated future cost of unemployment compensation benefits is accrued for in these financial statements. See note 6.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 12:  INCOME TAXES

No provisions for income taxes were made for the nine months ended December 31, 1994, eleven months ended March 31, 1994, and year ended April 30, 1993 due to Oneida's operating losses in those periods.

Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. For tax purposes, Chatwins elected to treat the Acquisition under Section 338(a) of the Internal Revenue Code.

This section permits the purchase of stock to be treated as a purchase of assets. Accordingly, as of April 1, 1994, the assets and liabilities of Oneida were adjusted to their fair market values for both book and tax purposes. As such, presentation of deferred tax balances for periods prior to April 1, 1994 was deemed unnecessary. The types of differences that gave rise to significant portions of Oneida's deferred income tax liabilities and assets are shown in the accompanying table.

CONSOLIDATED DEFERRED INCOME TAX SOURCES
(in thousands)
--------------------------------------------------------------
                                           (POST-ACQUISITION)
                                          AT DECEMBER 31, 1994
--------------------------------------------------------------
     Deferred income tax liabilities:
Goodwill                                                 $(318)
--------------------------------------------------------------
  Gross deferred income tax liabilities                   (318)
--------------------------------------------------------------
     Deferred income tax assets:
Deferred compensation                                      272
Book reserves                                              161
Accumulated depreciation                                    40
Operating loss carryforwards                                39
--------------------------------------------------------------
  Gross deferred income tax assets                         512
Valuation allowance for deferred income
 tax assets                                               (194)
--------------------------------------------------------------
  Deferred income tax assets, net                          318
--------------------------------------------------------------
  Deferred income tax liability, net                     $   -
==============================================================

SFAS No. 109 requires a valuation allowance where it is "more likely than not that some portion or all of the deferred tax assets will not be realized." It further states that "forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as losses in recent years." The ultimate realization of Oneida's deferred income tax assets depends on its ability to generate sufficient taxable income in the future. While Oneida believes that the deferred income tax assets will be realized by future operating results, prior losses and a desire to be conservative make it appropriate to record a valuation allowance.

                      ONEIDA MOLDED PLASTICS CORPORATION
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 13: LEASES OPERATING LEASES

Oneida leases two properties used in its manufacturing operations from an individual who was the Company's former principal owner. Oneida is obligated to pay all taxes, utilities, maintenance, repairs and insurance. These leases expire in 1998, but are renewable by Oneida for additional five-year terms.

At December 31, 1994, minimum rental commitments under noncancelable operating leases for buildings and equipment are as follows: 1995 - $131,000; 1996 - $117,000; 1997 - $112,000; 1998 -$61,000; 1999 - $6,000.

CAPITAL LEASES

Oneida has obligations under capital leases secured by the machinery and equipment to which they relate. The maturities of the principal portions of capital lease obligations are included in the maturities of long-term debt. See notes 5 and 7.

NOTE 14:  CONTINGENT LIABILITIES AND COMMITMENTS

There were various legal proceedings against Oneida at December 31, 1994. While the outcome of these proceedings is currently not determinable, it is the opinion of management that their resolution will not have a material adverse effect on the financial position of Oneida.

There was no other material pending or overtly threatened litigation related to Oneida at December 31, 1994. Additionally, there were no other contingent liabilities or commitments at December 31, 1994 that would have a material impact on the financial position or results of operations of Oneida.

NOTE 15:  SUBSEQUENT EVENT

In a Quarterly Report on Form 10-Q dated and filed with the United States Securities and Exchange Commission on August 10, 1995, Chatwins announced that it is currently considering the sale of all of its holdings of Oneida common stock to Reunion Resources Company (RRC), a public company, and that this potential transaction has been proposed to the Board of Directors of RRC.

As of August 22, 1995, this proposed transaction has not been consummated.

                      ONEIDA MOLDED PLASTICS CORPORATION
                UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
                              As of June 30, 1995
                                (In Thousands)


              ASSETS
CURRENT ASSETS
 Cash and Cash Equivalents                      $     -
 Accounts Receivable                              5,291
 Inventories                                      2,460
 Customer Tooling-in-process                      1,598
 Other Current Assets                                21
                                                -------
  TOTAL CURRENT ASSETS                            9,370
                                                -------
PROPERTY, PLANT AND EQUIPMENT, NET                5,238
GOODWILL                                          2,910
                                                -------
                                                $17,518
                                                =======







              The accompanying notes are an integral part of these
             unaudited consolidated condensed financial statements.

                      ONEIDA MOLDED PLASTICS CORPORATION
                UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
                              As of June 30, 1995
                                (In Thousands)


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current Portion of Long-Term Debt                     $ 4,905
Current Portion of Long-Term Debt, Related Party          790
Accounts Payable                                        2,939
Advances from Customers                                 1,824
Other Current Liabilities                               2,606
                                                      -------
                                                       13,064

LONG-TERM DEBT                                            583
LONG-TERM DEBT, RELATED PARTY                           3,472
                                                      -------
                                                       17,119
                                                      -------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
 Preferred Stock ($100 par value; 35,000 shares
  authorized, 25,000 shares issued and
  outstanding)                                             --
 Common Stock ($100 par value; 2,500 authorized,
  601 issued and outstanding)                               1
 Additional Paid-in Capital                                --
 Retained Earnings (Since April 1, 1994)                  398
                                                      -------
  TOTAL SHAREHOLDERS' EQUITY                              399
                                                      -------
                                                      $17,518
                                                      =======




              The accompanying notes are an integral part of these
            unaudited consolidated condensed financial  statements.

                      ONEIDA MOLDED PLASTICS CORPORATION
             UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF INCOME
                For the Six Months Ended June 30, 1995 and 1994
                                (In Thousands)



                                                                            (POST-ACQUISITION)               (PRE-ACQUISITION)
                                               SIX MONTHS                      THREE MONTHS                     THREE MONTHS
                                                 ENDED                            ENDED                            ENDED
                                              JUNE 30, 1995                    JUNE 30, 1994                    MARCH 31, 1994
                                              -------------                    -------------                    --------------
 Net Sales                                    $      18,263                    $       7,766                     $       7,575
                                              -------------                    -------------                     -------------

OPEATING COSTS AND EXPENSES
 Cost of Sales                                       15,111                            6,684                             6,420
 Selling, General and Administrative                  1,673                              837                               852
                                              -------------                    -------------                     -------------
                                                     16,784                            7,521                             7,272
                                              -------------                    -------------                     -------------
OPERATING INCOME (LOSS)                               1,479                              245                               303
                                              -------------                    -------------                     -------------

OTHER INCOME AND EXPENSE
 Other, Including Interest Income                       (98)                             (30)                              (14)
 Interest Expense                                      (515)                            (186)                             (160)
                                              -------------                    -------------                     -------------
                                                       (613)                            (216)                             (174)
                                              -------------                    -------------                     -------------

INCOME (LOSS) BEFORE INCOME TAXES                       866                               29                               129
 Provision for Income Taxes                             403                               12                                 -
                                              -------------                    -------------                     -------------
NET INCOME (LOSS)                             $         463                               17                               129
                                              =============                    =============                     =============


             The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

                      ONEIDA MOLDED PLASTICS CORPORATION
            UNAUDITED CONSOLIDTED CONDENSED STATEMENT OF CASH FLOWS
                For the Six Months Ended June 30, 1995 and 1994
                                (In Thousands)



                                                                            (POST-ACQUISITION)               (PRE-ACQUISITION)
                                               SIX MONTHS                      THREE MONTHS                     THREE MONTHS
                                                 ENDED                            ENDED                            ENDED
                                              JUNE 30, 1995                    JUNE 30, 1994                    MARCH 31, 1994
                                              -------------                    -------------                    --------------
 Net Cash used in Operating Activities        $        (613)                   $        (920)                    $        (464)
                                              -------------                    -------------                     -------------

INVESTING ACTIVITIES:
 Capital Expenditures                                   (72)                             (88)                              (55)
 Other                                                   26                                -                                 -
                                              -------------                    -------------                     -------------
Net Cash Used in Investing Activities                   (46)                             (88)                              (55)
                                              -------------                    -------------                     -------------
FINANCING ACTIVITIES:
 Net Change in Revolving Credit
  Facility Borrowings                                 1,187                              700                               173
 Advances from Chatwins                                 164                            1,070                             1,000
 Proceeds from Issuances of Debt                          -                               88                               392
 Repayments of Debt                                    (692)                            (850)                           (1,046)
                                              -------------                    -------------                     -------------

Net Cash Provided by Financing Activities               659                            1,008                               519
                                              -------------                    -------------                     -------------
Increase (Decrease) in Cash                               -                                -                                 -

Cash at Beginning of Period                               -                                -                                 -
                                              -------------                    -------------                     -------------
Cash at End of Period                         $           -                    $           -                     $           -
                                              =============                    =============                     =============

SUPPLEMENTAL DISCLOSURES:
 Cash Paid for Interest                       $         297                    $         152                     $         160
                                              =============                    =============                     =============



             The accompanying notes are an integral part of these
            unaudited consolidated condensed financial statements.

                       ONEIDA MOLDED PLASTICS ORPORATION
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 JUNE 30, 1995



NOTE 1. BASIS OF PRESENTATION

  These consolidated condensed financial statements include the accounts of Oneida Molded Plastics Corporation and its wholly-owned subsidiary, Oneida Molded Plastics of North Carolina (collectively referred to as "Oneida"), after elimination of all significant intercompany accounts and transactions.

  The Consolidated Condensed Balance Sheet at June 30, 1995, and the Consolidated Condensed Statements of Income and Cash Flows for the six months ended June 30, 1995 and 1994 included herein are unaudited; however, in the opinion of management of Oneida, they reflect all adjustments necessary to present fairly the results for the interim periods. Such results are not necessarily indicative of results to be expected for the year due to seasonal variations, changes in market conditions and other significant transactions.


NOTE 2.  INVENTORIES

  Inventories at June 30, 1995 consist of the following:

          Raw Materials      $1,454
          Work-in-Process       782
          Finished Goods        224
                             ------

            Total            $2,460
                             ======


NOTE 3.  COMMITMENTS AND CONTINGENCIES

          There were various legal proceedings against Oneida at June 30, 1995. While the outcome of these proceedings is currently not determinable, it is the opinion of management that their resolution will not have an adverse effect on the financial position of Oneida.

                   REUNION RESOURCES COMPANY AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

  The accompanying unaudited Pro Forma Consolidated Condensed Financial Statements and related notes are presented in accordance with Securities and Exchange Commission rules and regulations to show the pro forma effects of the Company's acquisition of the outstanding stock of Oneida Molded Plastics Corporation ("Oneida"). On September 14, 1995, the Company acquired all the issued and outstanding capital stock of Oneida for $3,107,000. This acquisition will be accounted for using the purchase method. The Pro Forma Consolidated Condensed Balance Sheet is based on the assumption that the transaction was completed on June 30, 1995. The pro forma consolidated condensed statements of operations for the year ended December 31, 1994, and for the six months ended June 30, 1995, are presented as if the transaction had occurred on January 1, 1994.

  Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on January 1, 1994 and as of June 30, 1995, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto, the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, which have been previously filed, and Oneida's audited financial statements for the nine months ended December 31, 1994 and unaudited consolidated condensed financial statements as of and for the six months ended June 30, 1995, which are filed herewith.

                  REUNION RESOURCES COMPANY AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1995

                                (IN THOUSANDS)

                                            ONEIDA
                              REUNION       MOLDED      PRO FORMA
                            HISTORICAL     PLASTICS   ADJUSTMENTS    PRO FORMA
                            ----------     --------   -----------    ---------
          ASSETS
CURRENT ASSETS
 Cash and Cash
  Equivalents                $ 7,154       $    --     $(3,107)/(1)/  $ 4,047
 Receivables                   1,675         5,291          --          6,966
 Inventories                      --         2,460          --          2,460
 Customer
  Tooling-in-Process              --         1,598          --          1,598
 Other Current Assets            674            21          --            695
                             -------       -------     -------        -------
  TOTAL CURRENT ASSETS         9,503         9,370      (3,107)        15,766
                             -------       -------     -------        -------

PROPERTY, PLANT AND
 EQUIPMENT, NET
 Proved Oil and Gas
  Properties (Full
  Cost Method)                16,719            --          --         16,719
 Plastics Plant and
  Equipment                       --         5,238         103 /(2)/    5,341
                             -------       -------     -------        -------
                              16,719         5,238         103         22,060

OTHER ASSETS                  19,395            --          --         19,395
GOODWILL, NET                     --         2,910       2,895 /(3)/    5,805
                             -------       -------     -------        -------
                             $45,617       $17,518     $  (109)       $63,026
                             =======       =======     =======        =======

   The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

                  REUNION RESOURCES COMPANY AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1995

                                (IN THOUSANDS)

                                            ONEIDA
                              REUNION       MOLDED      PRO FORMA
                            HISTORICAL     PLASTICS   ADJUSTMENTS     PRO FORMA
                            ----------     --------   -----------     ---------
LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
 Current Portion of
  Long-Term Debt              $   728       $ 4,905    $   --         $   5,633
 Current Portion of
  Long-Term Debt,
  Related Party                    --           790       (790)/(5)/         --
 Accounts Payable                2,222        2,939         --            5,161
 Advances from
  Customers                         --        1,824         --            1,824
 Other Current
  Liabilities                    1,719        2,606       (579)/(5)/
                                                           290 /(4)/      4,036
                              --------      -------    -------        ---------
                                 4,669       13,064     (1,079)          16,654

LONG-TERM DEBT                   2,411          583         --            2,994
LONG-TERM DEBT,
 RELATED PARTY                      --        3,472      1,369 /(5)/      4,841
OTHER                              504           --         --              504
                              --------      -------    -------        ---------
                                 7,584       17,119        290           24,993
                              --------      -------    -------        ---------

COMMITMENTS AND
 CONTINGENCIES

SHAREHOLDERS' EQUITY
 Common Stock ($.01 par
  value; 8,000
  authorized; 4,102
  issued; 3,845
  outstanding)                      40            1         (1)              40
 Additional Paid-in
  Capital                       30,988           --         --           30,988
 Retained Earnings
  (Since January 1,
  1989)                          8,803          398       (398) /(6)/     8,803
 Less Treasury
  Shares, at cost
  (257 shares)                  (1,798)          --         --           (1,798)
                              --------      -------    -------        ---------
   TOTAL SHAREHOLDERS'
    EQUITY                      38,033          399       (399)          38,033
                              --------      -------    -------        ---------
                              $ 45,617      $17,518    $  (109)       $  63,026
                              ========      =======    =======        =========

             The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

                  REUNION RESOURCES COMPANY AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1994

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   ONEIDA MOLDED PLASTICS
                                                            ------------------------------------
                                                            THREE MONTHS             NINE MONTHS
                                                                ENDED                   ENDED
                                          REUNION           MARCH 31, 1994         DECEMBER 31, 1994     PRO FORMA
                                         HISTORICAL        (PRE-ACQUISITION)*     (POST-ACQUISITION)*   ADJUSTMENTS       PRO FORMA
                                         ----------        ------------------     -------------------   -----------       ---------
OPERATING REVENUE
 Plastic Products                         $    --                 $7,575                 $23,195          $  --            $30,770
 Oil and Gas                                5,886                     --                      --             --              5,886
 Agriculture                                1,619                     --                      --             --              1,619
                                          -------                 ------                 -------          -----            -------
                                            7,505                  7,575                  23,195             --             38,275

OPERATING COSTS AND EXPENSES
 Plastic Products - Cost of Sales              --                  6,420                  19,695             10 (a)         26,125
 Oil and Gas - Operating Costs              3,218                     --                      --             --              3,218
 Oil and Gas - DD&A                         2,923                     --                      --             --              2,923
 Agriculture - Operating Costs              1,423                     --                      --             --              1,423
 Impairment of Oil and Gas Assets           3,183                     --                      --             --              3,183
 Selling, General and Administrative        3,055                    852                   2,758             --              6,665
                                          -------                 ------                 -------          -----            -------
                                           13,802                  7,272                  22,453             10             43,537

OPERATING INCOME (LOSS)                    (6,297)                   303                     742            (10)            (5,262)
                                          -------                 ------                 -------          -----            -------

OTHER INCOME AND EXPENSE
 Gain on Sale of Mineral Property           2,139                     --                      --             --              2,139
 Other, Including Interest Income             369                    (14)                   (123)          (126)(b)
                                                                                                           (156)(c)            (50)
 Interest Expense                            (301)                  (160)                   (714)           (70)(d)         (1,245)
                                          -------                 ------                 -------          -----            -------
                                            2,207                   (174)                   (837)          (352)               844
                                          -------                 ------                 -------          -----            -------

INCOME (LOSS) FROM CONTINUING
 OPERATINGS BEFORE INCOME TAXES            (4,090)                   129                     (95)          (362)            (4,418)
 Provisions for Income Taxes                   --                     --                      --             --                 --
                                          -------                 ------                 -------          -----            -------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS                               $(4,090)                $  129                 $   (95)         $(362)           $(4,418)
                                          =======                 ======                 =======          =====            =======

LOSS FOR COMMON SHARE AND
 COMMON SHARE EQUIVALENT
 Loss from Continuing Operations          $ (1.08)                                                                         $ (1.16)
                                          =======                                                                          =======

WEIGHTED AVERAGE COMMON SHARES
 AND SHARES EQUIVALENT OUTSTANDING          3,794                                                                            3,794
                                          =======                                                                          =======

--------------------
* Refers to Chatwins Purchase of Oneida on April 1, 1994.

   The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

                  REUNION RESOURCES COMPANY AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            ONEIDA
                              REUNION       MOLDED     PRO FORMA
                            HISTORICAL     PLASTICS   ADJUSTMENTS    PRO FORMA
                            ----------     --------   -----------    ---------
OPERATING REVENUE
 Plastic Products            $    --       $18,263       $  --        $18,263
 Oil and Gas                   2,800            --          --          2,800
                             -------       -------      ------        -------
                               2,800        18,263          --         21,063

OPERATING COSTS AND
 EXPENSES
 Plastic Products -
  Cost of Sales                   --        15,111           5 /(a)/   15,116
 Oil and Gas -
  Operating Costs              1,590            --          --          1,590
 Oil & Gas -
  DD&A                         1,245            --          --          1,245
 Impairment of Oil
  and Gas Properties           5,515            --          --          5,515
 Selling, General and
  Administrative               1,850         1,673          --          3,523
                             -------       -------      ------        -------
                              10,200        16,784           5         26,989

OPERATING INCOME (LOSS)       (7,400)        1,479          (5)        (5,926)
                             -------       -------      ------        -------

OTHER INCOME AND EXPENSE
 Other, Including Interest
  Income                         401           (98)        (89)/(b)/
                                                           (78)/(c)/      136
 Interest Expense               (143)         (515)        (75)/(d)/     (733)
                             -------       -------      ------        -------
                                 258          (613)       (242)          (597)
                             -------       -------      ------        -------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES          (7,142)          866        (247)        (6,523)
 Provision for Income
  Taxes                           --           403        (383)/(e)/       20
                             -------       -------      ------        -------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS       $(7,142)      $   463      $  136        $(6,543)
                             =======       =======      ======        =======

LOSS PER COMMON SHARE
 AND COMMON SHARE
 EQUIVALENT
 Loss from Continuing
  Operations                 $ (1.87)                                 $ (1.72)
                             =======                                  =======

WEIGHTED AVERAGE COMMON
 SHARES AND SHARES
 EQUIVALENT OUTSTANDING        3,815                                    3,815
                             =======                                  =======

   The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

                  REUNION RESOURCES COMPANY AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION

  The unaudited pro forma consolidated condensed balance sheet is based on the Company's and Oneida's unaudited balance sheets at June 30, 1995, and upon the adjustments described below. The unaudited pro forma consolidated condensed statements of operations are based on the Company's audited financial statements for the year ended December 31, 1994, Oneida's unaudited (pre-acquisition) financial statements for the three months ended March 31, 1994 and audited (post-acquisition) financial statements for the nine months ended December 31, 1994, and on the Company's and Oneida's unaudited consolidated financial statements for the first six months of 1995 and upon the adjustments described below.


NOTE 2.  PRO FORMA ADJUSTMENTS

  The unaudited pro forma consolidated condensed balance sheet reflects the following adjustments as though the transaction had occurred on June 30, 1995:

       (1) To record the net cash payment of $3,107,000 related to the purchase of Oneida.

       (2) To record the step-up of Oneida's historical basis of property, plant and equipment resulting from the allocation of the purchase price to fixed assets in connection with the purchase of Oneida.

       (3) To reverse unamortized goodwill recognized in Chatwins 1994 purchase of Oneida and to record goodwill of $5,805,000 resulting from Reunion's purchase of Oneida.

       (4) To accrue estimated transaction costs of $290,000 incurred in connection with the acquisition.

       (5) To record the increase, pursuant to the Purchase Agreement, in principal indebtedness due to Chatwins for accrued but unpaid interest of $179,000 and estimated income taxes of $400,000 associated with Oneida's operations to the date of acquisition by Reunion. The entire Chatwins indebtedness is classified long term, pursuant to the Purchase Agreement, which requires repayment of this amount on or before September 14, 1997. This indebtedness is required to be prepaid from the net proceeds of any sale by the Company of any of its material assets.

      (6) To eliminate Oneida's common stock and retained earnings at the date of acquisition.

  The unaudited pro forma consolidated condensed statements of operations reflect the following adjustments as though the transaction had occurred on January 1, 1994:

       (a) To record incremental depreciation and amortization expense resulting from the allocation of purchase price to fixed assets in connection with the purchase of Oneida.

       (b) To eliminate interest income earned by Reunion for the respective periods presented, resulting from the $3,107,000 decrease in cash related to the payment of the purchase price, assuming actual historical bank interest rates received during the respective time periods.

                   REUNION RESOURCES COMPANY AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                  CONDENSED FINANCIAL STATEMENTS - (CONTINUED)



       (c) To reverse amortization of goodwill associated with Chatwins acquisition of Oneida and record amortization of goodwill resulting from Reunion's purchase of Oneida on the straight-line method, over a 15 year period.

       (d) To record incremental interest expense on amounts due Chatwins resulting from an interest rate of 10% pursuant to the Purchase Agreement, compared to 7.5% historically, and for reclassification of intercompany interest and income tax liabilities.

       (e) To eliminate the federal income tax provision of Oneida due to the allocation of the Company's net operating losses carried forward.

                                    SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             Reunion Resources Company
                             (Registrant)



                              By  /s/RICHARD L. EVANS
                                  ------------------------------
                                  Richard L. Evans
                                  Executive Vice President and Chief
                                    Financial Officer
                                  (Principal Financial and Accounting Officer)



Date:   November 9, 1995

                                 EXHIBIT INDEX

EXHIBIT 10.44         Stock Purchase Agreement dated September 14, 1995,     *
                      between Reunion Resources Company and Chatwins
                      Holdings, Inc., relating to the purchase of Oneida Molded Plastics Corporation.

EXHIBIT 10.45         Letter Agreement between Chatwins Group, Inc. and      *
                      Reunion Resources Company dated September 14, 1995.

EXHIBIT 23.1          Consent of Independent Accountants

EXHIBIT 99.1          Opinion of Prudential Securities Incorporated




*Previously filed.